EXHIBIT 99-1


                                CALAMP CORP.
                  FISCAL 2008 1ST QUARTER CONFERENCE CALL
                          JULY 17, 2007, 4:30 PM ET



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Notes:

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P: Operator;;
P: Lasse Glassen;;
P: Fred Sturm;;
P: Rick Vitelle;;
P: Murray Arenson;;
P: Larry Harris;;
P: Patrick Forkin;;
P: Garo Sarkissian;;
P: J.D. Abouchar;;
P: Joy Mukherjee;;

+++ presentation
Operator: Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the CalAmp fiscal 2008 first-quarter conference call. During today's presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded today, July 17, 2007.

I would now like to turn the conference over to Lasse Glassen, Financial Relations Board. Please go ahead, sir.

Lasse Glassen: Thank you, operator. Good afternoon, everybody. Welcome to CalAmp's fiscal 2008 first-quarter earnings call. With us today are CalAmp's President and CEO, Fred Sturm, and the Company's Chief Financial Officer, Rick Vitelle.

Before I turn the call over to management, please remember that our prepared remarks and responses to questions may contain forward-looking statements. Words such as may, well, expects, believes, estimates, could, and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements made today due to risks and uncertainties including but not limited to fluctuations in market demand for CalAmp's products and services, general and industry economic conditions, competition, continued pricing pressure in the DBS market, supplier constraints and manufacturing yields, the timing and market acceptance of new product introductions and approvals, new technologies, the Company's ability to efficiently and cost effectively integrate acquired businesses, the Company's ability to obtain a waiver from the lenders under its bank credit agreement of the event of default under the credit agreement, the Company's abilities to successfully requalify with respect to the sale of newer generation products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks and uncertainties that are described under the heading Risk Factor in the Company's annual report on Form 10-K filed with the SEC.

Any projections as to the Company's future financial performance represents management's estimates as of today, July 17, 2007. CalAmp assumes no obligation to update these projections in the future due to changing market conditions or otherwise.

With that, it's now my pleasure to turn the call over to CalAmp's President and Chief Executive Officer, Fred Sturm. Fred?

Fred Sturm: Thank you, Lasse. Good afternoon and thank you for joining us today to discuss CalAmp's fiscal 2008 first-quarter results. I will begin with comments on the financial and operational highlights from the first quarter and then I will provide an update on several of our key business initiatives. Rick Vitelle will then discuss additional details about our financial results, balance sheet, working capital management and cash flow followed by our revenue and earnings guidance for the second quarter. I will then wrap up with some concluding remarks followed by a question-and-answer session.

Let me begin with our first quarter financial highlights and overview. Total revenue for the first quarter was $47.4 million, slightly above the high end of our revenue guidance range of $44 to $47 million. The topline results were driven by the strength of our Wireless Datacom Division which generated revenues of $23.4 million and accounted for nearly 50% of this quarter's consolidated revenues. Our satellite division revenues were $23 million, down sequentially from $37 million due to a previously disclosed product issue. Results of operations include a GAAP net loss of $0.48 per diluted share and adjusted basis or non-GAAP net loss of $0.41 per diluted share. Please refer to our first quarter earnings press release issued earlier today for a detailed reconciliation of GAAP basis net income to adjusted basis net income.

As announced last week, the GAAP and adjusted basis net loss includes a pretax charge of $16 million or $0.41 per diluted share net of tax for anticipated corrective action expenses resulting from the previously reported product performance issue with a key DBS customer. I will now give you an update on recent developments with our DBS customer and discuss why our current cost estimates of anticipated corrective action significantly exceed our initial estimates and provide details of the corrective action plan we are developing with our customer to resolve the issue.

By way of background, certain products that we shipped to one of our DBS customers began experiencing a field performance issue last summer. Upon analyzing the returned units, we determined that the problem was due to a deterioration of PC board laminate material provided by another vendor. To address the issue, we developed a plan to rework the affected products and in the fiscal 2007 fourth quarter, accrued an incremental $500,000 in warranty expenses for this matter. Under this initial plan, we expected that the issue could be resolved by retuning the circuitry as a lower-cost alternative to completely replacing parts and materials.

In late May 2007, the customer also put on hold all orders for CalAmp equipment including the newer generation products that were not impacted by this field performance issue, pending requalification of all products that we manufacture for this customer. Based on recent discussions with the customer, it became evident that an acceptable plan would be larger in scope and cost significantly more than what we had previously reserved for. While we have not completely finalized a revised corrective action plan with the customer, we now anticipate that a plan that meets our customer's requirements will likely include the following activities.

First, extending corrective measures to cover all products returned within three years of initial shipment that utilize the aforementioned laminate material. Second, performing substantial corrective measures on previous generation products by replacing the PC board material and components. And third, reserving for materials that are expected to become unusable.

Assuming that our customer accepts the plan that is currently under discussion and the amount of products returned for rework are within the expected levels, we anticipate the plan will result in additional expenses totaling $16 million which resulted in the charge that we recorded in the first quarter. Of the $16 million charge, approximately $13 million is for warranty repairs and about $3 million is for inventory modifications and reserving for materials that are expected to be unusable.

Resolving this issue expeditiously and recapturing our lost market share is our top priority. Based on recent discussions with the customer, we believe that our latest generation product that supports expanded HDTV will soon be requalified while the other products will likely take several months.

In the meantime, we are vigorously pursuing the lawsuit that we filed in May against the vendor of that supply -- that supplied the laminate material we believe caused the field performance issue. Although in our opinion we have a strong case, predicting the timing and outcoming of the ultimate resolution of this lawsuit is not possible at this time.

Despite this near-term issue, we continue to believe the underlying fundamentals of our DBS market are healthy. Subscriber growth has been strong and our DBS customers' commitment to enhanced services, particularly integrated DVR services and expanded HDTV programming are significantly increasing the average selling prices of our equipment. We are also encouraged to see Direct TV's recent announcement that it had successfully launched a new satellite in Direct TV 10 that will enable this important customer to begin an unprecedented expansion of HD programming that is expected to include up to 100 national HD channels and local HD channel availability for approximately 75% of the nation's household by the end of this year. We expect that increased market penetration of these enhanced services will result in a sustained product cycle, upgrade cycle and a growing addressable market for our latest generation products.

As mentioned in last quarter's conference call, in order to enhance management focus and investor visibility, we have also now realigned the former products division into two separate reporting segments -- the satellite division and the Wireless Datacom Division. Our Wireless Datacom Division provides communication systems, products and services for applications in public safety, global resource management, and industrial monitoring and control. This division generated $23.4 million in revenue, which is 27% higher than the prior quarter and more than 2.6 times the revenue generated in a same quarter last year. Gross margins for the Wireless Datacom Division were approximately 37% in our most recent quarter.

One of the highlights in the quarter was a significant increase in our OEM business for RF modules supplied to a key public safety land mobile radio customer of ours. Revenues for this customer more than doubled on a sequential quarter basis, primarily driven by a large US Department of Defense order that they were awarded at the end of 2006 to provide Project 25 compliant portable radios and accessories. While we anticipate unit volumes will moderate in coming quarters, overall, this business is expected to be a source of significant ongoing revenue for our wireless Datacom division. Also during the period, the Wireless Datacom Division benefited from a partial quarter's contributions from the recent acquisitions of SmartLink radio networks and Aircept, a vehicle tracking business.

Aircept, acquired in March, significantly expands our existing mobile resource management or MRM business with a complete end-to-end solution that includes wireless tracking products, posted application software and wireless data services. We are on track to introduce CalAmp's own hardware platform to Aircept's customer base in our fiscal third quarter. We expect that will result in an annual cost savings of approximately $1.5 million.

The SmartLink acquisition in early April (technical difficulty) [strengthened our] competitive position by adding a public safety voice network solution that complements Dataradio's existing public safety data network offering. Integration of both these acquisitions is proceeding within our expectations. Additionally, we expect to continue, that these acquisitions will be accretive in fiscal 2008 after excluding amortization of intangibles and in process R&D charges.

As you may be aware, the Federal Communications Commission recently reaffirmed the timing of its analog sunset ruling which becomes effective next February. As a result, cellular licensees will no longer be required to provide analog network service, which has traditionally been used to transmit data from machine to machine or M2M applications.

CalAmp has recently introduced an innovative product that will facilitate the transition from analog to digital networks. We recently launched this product in conjunction with Numerex, providing an end-to-end solution for the migration of M2M wireless applications and users from analog to digital networks. Our solution provides businesses and consumers with a fast, efficient and cost effective digital migration path to prevent service interruptions that could result from the FCC ruling. Based on initial customer acceptance, we expect meaningful revenue for this product in fiscal 2008.

This month we were also notified of an award for a Dataradio project of $2.5 million to upgrade the public safety mobile data communications network on a major city government in a southern state. Contract negotiations have been concluded and we will provide additional details once the final contract is executed. We also recently won approximately $1 million in Dataradio equipment to upgrade the mobile data communications network used by the Public Safety personnel in Franklin County, Ohio, which includes the city of Columbus. We are pleased with our Dataradio public safety sales pipeline and we expect to announce additional key awards in the near future.

The performance of our TechnoCom MRM product line acquisition has exceeded expectations with year on year revenue growth in excess of 30% driven by a broad and growing customer base. We are in the process of expanding the MRM product portfolio and expect continued growth throughout fiscal 2008. The Dataradio and MRM product lines, which were both acquired early May, 2006, generated a combined revenue of approximately $9.4 million in the first quarter. Overall, we are quite satisfied with the progress and performance of our Wireless Datacom Division, and product suite and competitive position will enable CalAmp to take advantage of a large and growing addressable market for our wireless Datacom solutions.

With that, I will now turn the call over to Rick Vitelle, our Chief Financial Officer, for a closer look at the latest financial details and business outlook.

Rick Vitelle: Thank you, Fred. I will provide a summary of our gross profit performance, working capital management and cash flow results for the fiscal 2008 first quarter along with our outlook for the fiscal 2008 second quarter.

As a result of the $16 million charge, gross profit for the fiscal 2008 first quarter was negative $4.7 million compared to gross profit of $10.9 million or 23.6% of revenues for the same period last year. Excluding the $16 million charge, total gross profit in the latest quarter would have been approximately $11.3 million or approximately 24% of revenues.

Gross profit in the satellite division in the latest quarter was negative $13.9 million compared to gross profit of $6.9 million or 20.3% of revenues in the first quarter of the prior year. Excluding the $16 million charge which related entirely to the satellite division, gross profit for the satellite division would have been $2.1 million or 9% of satellite division revenues. During the latest quarter, the gross profit generated by our Wireless Datacom Division was $8.5 million or 36.5% of wireless Datacom division revenues. This compares to gross profit of $3.2 million or 35.7% of revenues in the same period last year.

Going forward, gross margins for our Wireless Datacom Division may fluctuate moderately due to changes in product mix. However, our target gross margins for this division remain at approximately 40%.

During the latest quarter, CalAmp sold its holdings of the common stock shares of Air IQ, a Canadian company, that were acquired last December in a legal settlement. This sale generated cash of $1 million and a nonoperating gain of $330,000.

Moving on to the balance sheet, our total inventory at the end of fiscal
2007 was $28.3 million. During a fiscal 2008 first quarter, our annualized inventory turnover was about five times. Accounts receivable of $25.6 million at the end of the first quarter represents approximately 51 days outstanding. Our primary sources of liquidity are our cash and cash equivalents which amounted to $11.1 million at the end of the first quarter. During the first quarter, cash of $27.3 million was used for the acquisitions of Aircept and SmartLink. Operating cash flow for the quarter was $317,000. Total debt at the end of the quarter amounted to $34.3 million.

As previously reported, the net loss in the first quarter has caused an event of default as a result of being out of compliance with the financial covenants under our bank credit facility. As a result, we are currently precluded from making additional borrowings under this facility until we are able to obtain a waiver from our lenders.

Furthermore, because the lenders have the right to call the loan until a waiver is granted, $30 million of previously classified long-term debt was reclassified to current liabilities in our first quarter balance sheet. We have initiated discussions with the lender and hope to resolve this issue in a timely manner. In the near-term, we believe the restriction on borrowings under our bank facility will not adversely impact our operations. It should be noted that the cash impact of the $16 million charge is expected to be approximately $10 million after taking into account income tax effects and is expected to occur during the remainder of fiscal 2008 and over the next several years.

Now let's turn to our financial guidance. Based on our current expectations, we believe that fiscal 2008's second quarter revenues will be in the range of $32 to $35 million with a net loss in the range of $0.11 to $0.15 per diluted share. The non-GAAP adjusted basis net loss for the second quarter, which excludes amortization intangible assets, stock based compensation expense and the write-off of acquired research and development costs, each net of tax, is expected to be to $0.05 to $0.09 per diluted share. Included in our second quarter estimates are revenue contributions from the wireless Datacom division in the range of 22 to $24 million.

With that, I'll now turn the call over to Fred for some final comments.

Fred Sturm: Thank you, Rick. Just to recap the key points from this past quarter -- excluding the charge we recorded related to the DBS product performance issue, our operating results were essentially in-line with our expectation. The Wireless Datacom Division results were within expectations and the segment continues to gain in significance in relation to our overall operations. First quarter revenue contributions of $23.4 million represent a 160% growth from the previous year and account for nearly 50% of our overall business in the period.

And finally, we have made a commitment to stand firmly behind our products to regain the trust and continued business of a key CalAmp customer. Successful resolution of this matter is crucial and is our top priority. We believe that we will soon be requalified for our latest generation product, at which point we can begin regaining DBS market share.

That concludes our prepared remarks. Thank you for your attention. And at this time, I'd like to open up the call for questions. Operator?



+++ q-and-a
Operator: Thank you very much, sir. (OPERATOR INSTRUCTIONS) Murray Arenson, Ferris, Baker Watts.

Murray Arenson: Thanks. Good afternoon, guys. A couple different questions. One is let me start with the guidance, I guess. Looking at the next quarter, it looks like you're expecting kind of a 10 to $12 million number on the satellite side coming from Direct TV, I'm assuming. If I look back at the last couple of quarters, last quarter was a bigger number, 16 million if I remember right and then 10 before that. Can you just kind of comment on what you're seeing there? I know Direct is starting to get aggressive on the HD stuff and it's actually making phone calls to consumers at this point and time. So what are the factors you're looking at there? What kind of visibility do you have and where do you think that goes?

Fred Sturm: Thank you, Murray. This is Fred. Yes, in terms of visibility, historically the visibility with these customers, they become shorter and shorter, And our response times obviously become shorter and shorter. And so our visibility is typically less than 30 days and they operate off of generally weekly releases. So we'll have a forecast that we're given sort of going quarterly out and then a reaffirmation on a monthly basis of, you know, does this month look good? And then actual releases occur on a weekly basis. And so I think your estimate of approximately $10 million, 10 to $12 million is accurate for that customer in the coming quarter based on what we've been advised by our customer.

Murray Arenson: Okay, but do you see -- I guess what I'm trying to figure out here is with the Direct TV contributions kind of going up and down a little bit, I'm trying to assess how much your participating in the push going forward (multiple speakers) --

Fred Sturm: Well, we would expect to maintain our current market share. And typically what generally happens is there's an initial push of the new products into the marketplace, which we've seen, and then there's generally a little pull back as the inventories fill the pipeline. And then what we'll have now, I think, coming into the third quarter is a little seasonality where it will pick up from the second to third quarter would be our expectation. And that there will be a little bit more of a push on Direct TV's part as the [such as] historically been a little bit of a bottleneck getting into the marketplace appeared to have resolved themselves again.

Murray Arenson: Okay, good, that helps. Switching to the wireless side for a second. The topline looking pretty good. The margin's a little bit lighter than that 40% number you were looking at and I think what you posted last quarter. Is there anything in particular this quarter? Is that related to the defense oriented contract or is there anything you'd point to? And what's that look like for next quarter?

Fred Sturm: Yes, in terms of -- that's a good question -- in terms of the margins being slightly down, as you know that's a module business so we don't provide the complete product and so the margins are not what we would expect to see on a complete product. So in terms of a product mix shift towards slightly lower margin product, not necessarily what we've seen historically in the satellite side but certainly on our wireless Datacom business it's a lower margin product. We had a fairly significant revenue increase on that. So that affected the margins there. As we go forward, we're going to try to push those margins back up towards the 40% range.

Murray Arenson: Okay. Did you guys -- I hope I didn't miss it -- did you actually break out what percent of that $16 million was related to unusable product?

Fred Sturm: I believe I gave you a 16 -- not exactly unusable product; I think it's $3 million is for reworking the current material that's in process as well as unusable product. And there's good reasons not to put numbers like that out there that carve out every finite group of what makes up the reserve. But that's our current estimate in its aggregate.

Murray Arenson: Is that reflective of what you've seen from the 400,000 or so dishes that you've had returned to you (multiple speakers) --

Fred Sturm: It's based -- all this is based -- all of our estimates are based both on the conversations that we've had on ongoing basis with our customer as well as the data that we've derived from the field returns that they provided us.

Murray Arenson: Last question. You were positive operating cash flow for the quarter but obviously there were a lot of moving pieces there, big changes on the working capital side. Just kind of want to give me your comfort level and your thoughts on the next couple of quarters, especially as you're trying to rework the credit facility issue?

Fred Sturm: Well, certainly the reworking the credit facility is another top priority, I mean, amongst all the top priorities we have. Certainly getting that customer back is the first among all equals in terms of priorities. But working with our lenders, we're currently deep in talking with the lenders to re-establish our credit position with them, either seeking a waiver and/or modifying the current debt covenants. And what that outcome is is unclear at this point. But certainly we're working closely with them and we're optimistic we'll get that resolved.

In terms of the near-term cash position of the Company, we think that we are in an okay position, that we're -- we have enough cash to get us through the next several months in the event it takes us that long to resolve the lending situation. But clearly we would expect to resolve that sooner. But as you can see, with a net loss of -- that we've given guidance to, that's going to have a negative cash impact in the coming quarter. So it will be important for us again to really manage our receivables and manage our expenses and just tighten down on the cash usage of the Company, which we've done a very, very respectable job historically of generating cash and managing our cash. We've just got to step up that one more notch.

Operator: Larry Harris, Oppenheimer.

Larry Harris: Yes, thank you. Certainly, I guess it's apparent that the customer where you've had issues are not part of your guidance here for the quarter that ends in August. But of course we've got the holiday season coming up and I assume the third fiscal quarter has the potential to have the strongest demand. Did you feel good about the likelihood of shipping products in the third fiscal quarter? And once you get qualified on HD, how quickly can you get qualified on non-HD products? And do you have a sense as to the percentage of demand for HD versus non-HD? Is HD one-third of the requirements or what's the sort of mix right now?

Fred Sturm: Okay, let me try to answer several questions in there, Larry. I guess, do we feel good? I think we feel different every day. But we certainly feel good that we're doing everything possible to regain our position [at] our customer. They're being extremely cautious and extremely wary given the past performance issue, and so I feel good that we will eventually get back into the good graces of our customer. Exactly how long that's going to be will vary product to product because we're going to have to go through this product cycle for all of our products that we provide.

And so in terms of qualification on the HD, I would term that in that sort of in weeks, measured in weeks, but not necessarily one week necessarily. And so a lot of this is dependent on our own customers' path that they're taking. And so while we may feel very good about what we're doing and the customer may feel good, the timing of when things exactly happen is a little bit out of our control. But clearly, we can see from the response of our customer and the data we provided them that we're making significant progress there.

In terms of the timing on non-HDTV product, clearly that's going to be a longer period of time because it's a little -- the resolution is a lot more complex. And as a result of the complexity of the solution, that's why the significant increase in the related costs to implement it. So it has to do with making some changes in terms of design on the (technical difficulty) [board to] accommodate any potential decay in the performance of the dielectric constant. And so in terms of exact timing, I think best categorized in months and maybe in one particular product it might be quarters. But clearly, to have an impact in our third quarter, we'll need in the next month to have been approved and begin the process of reworking those units that have been returned to us.

By the way, the HDTV has -- we don't have any units that are related to the specific product performance issue. With the design changes and features we're making to make the product essentially bulletproof to a potential laminate failure in the future, we've had product returned and the work stoppage in terms of new products to incorporate those design changes. So, we would expect to get that product returned and turned around fairly quickly. We've actually begun the process of getting that product shipped to China to begin mass rework once the approval is given.

In terms of the percentage of demand, I think there's a lot of anecdotal information related to it. And then some small pieces of information that are garnered from some of the releases that our customers make in terms of public comments. But I think at this point, my best estimate based on what I've seen, it's in the 20 to 25% range of terms of the penetration per new customers and past customers in terms of HDTV. But that's all anecdotal.

Larry Harris: I understand. And in terms of the 16 million, how much might represent, I guess, on a pretax basis -- after-tax basis is much less -- but how much would be cash outlay, say, in fiscal 2008?

Rick Vitelle: On a --

Fred Sturm: Let Rick answer that.

Rick Vitelle: On a pretax basis, roughly 5 million.

Larry Harris: 5 million, so, okay, roughly 30%. And of course one has to tax effect that.

Rick Vitelle: And if we're making certain assumptions about when we get approval, I mean there's -- you start building, when you build these models without having each piece of information being solid, they're all generally estimate on estimate.

Larry Harris: Understand, understand. Okay, all right. Thank you.

Operator: Patrick Forkin, Tejas Securities.

Patrick Forkin: Good afternoon. According to the 10-Q that was filed, it looks like EchoStar returned about 429,000 units, I guess, pretty much through the current date. Do you guys have any idea how many units you shipped to them during that subject period, I guess 2004 to 2006?

Fred Sturm: Yes, Patrick, yes, we know exactly how many units. We'd be in pretty poor condition if we didn't know how many units we shipped. But yes, and we're not providing that information publicly for a lot of reasons. But you can guess it's in the millions.

Patrick Forkin: Okay. So, the units that were returned, were these units that were actually retrieved from customers because the customers were having problems? Or --

Fred Sturm: Good question, because that goes to the root of some of the change in estimate that we have. Our prior estimate was anticipated that we would only repair or retune units that were either out of spec or close to out of spec. One of the changes we've made is we've accepted the condition that since our customer would have to ship these products back out into the field and they didn't want to have to know exactly where they were going in terms of the environment that they would see. Any products that were returned they wanted to have fully retrofitted to the bulletproof design. And so, where we are in terms of -- (inaudible)

Rick Vitelle: Well, currently, the estimate has been expanded to encompass units being returned due to ordinary churn because the customer expects us to screen those units as well and rework them. Because as Fred said, the customer does not want to be concerned with whether a unit can be shipped back to a low ambient temperature environment or to Phoenix, Arizona.

Fred Sturm: So there's several environments in the US -- Miami, Houston, Tucson, Phoenix, which have extremely high ambient temperatures. The customer basically is saying at this point there's no way that they are going to take on the responsibility of sending particular products into certain locations. So they are returning all units that they received back, whether or not they've gone out and actually physically gotten the units or how they return them is really not something that's up to debate. They're returning all units, whether they're in spec or out of spec or how they receive them. And so essentially we're getting is a fairly ratable number of products related to their churn.

Patrick Forkin: Okay. Are you guys having any -- with respect to requalifying the HD product, for example, what do you expect is the time line between being requalified and actually getting some purchase orders?

Fred Sturm: Again, this would be an investment but it would be in a month or two. Because what we would do is we would ship first back to the customer the units that are requalified and reworked and we would then be required to essentially get into their cycle of placing orders for new products. And essentially they would have to lower orders for our competitors and get us into that essentially the queue for providing products. So it would be in the couple of months, probably two to three months.

Patrick Forkin: Okay and then are you guys have any issues with receivables from the customer? I mean, are they holding back payment pending resolution of this issue?

Fred Sturm: There's a small amount of money that's outstanding at this point in time we've elected not to make an issue of. But it doesn't, it wouldn't -
- if we collected it, it wouldn't materially change our cash position in the coming quarters.

Patrick Forkin: Okay, good. And then last question. When I was looking at the litigation on DBS, I noticed you guys acquired Aircept in March and it looks like in May you were named in a lawsuit. Somebody is alleging that some of the proprietary technology that Aircept is using is being -- is patented by somebody else. Can you give us any color on that issue?

Fred Sturm: I'm going to ask Garo Sarkissian, who is in here with us to -- in charge of our business development and who is very integral to the integration of Aircept -- to respond to that.

Patrick Forkin: Thanks.

Garo Sarkissian: Yes, we are obviously aware of this and we are cooperating with Air IQ in determining how we respond to it.

Fred Sturm: One thing you might also not be aware of is as part of that acquisition we acquired some patents related to the process for vehicle recovery using our type of system. And we are actually in the process of putting approximately eight companies on notice for violation of our patents with respect to that process which, if we're successful, would add a reasonable increase in our revenue stream. And so, as we make progress and actually progress down that road we'll also make announcements with respect to that.

Patrick Forkin: Okay, were you guys indemnified by the seller of Aircept with respect to these issues?

Fred Sturm: Yes, yes, we were. That's correct. And so we're working with them to minimize the cost of legal defense.

Patrick Forkin: Okay. All right. Thank you very much.

Operator: J.D. Abouchar, GRT Capital Partners.

J.D. Abouchar: Hi, Fred. First question, just focusing on the wireless side of it. Real good quarter on quarter growth this year due to the sort of lumpy nature, you know, good lumpiness this time, one customer. Can you kind of give me a sense though now, since we probably won't be doing any significant acquisitions for awhile, sort of what you think the organic growth rate is in wireless?

Fred Sturm: I think we've responded to that in the past in terms of what the markets -- generally the markets in terms of unit volume is increasing, depending on the market we're addressing, is at 10 to 20% per annum. And we're seeing price erosion in the 5 to 10% range. So I think we're looking at sort of the 10-ish range on organic growth in that area. But we don't have a complete year of performance like in our most recent year of the TechnoCom and we'll have a complete year this year. We didn't have a complete year of the Dataradio last year. We'll have a complete year. And we won't have a complete year of SmartLink or Aircept until the following year. So we're building essentially a business and going through the integration process, but I think what you're seeing is the result of several years of planning and organizing and making acquisitions to build a business that in the event that something happened to our DBS business that we would remain on solid ground. I think at this point we're quite lucky to have made -- taken the steps to protect our business and now I think you can see the solid results from that.

J.D. Abouchar: Yes, I want to follow up on that in a sec. But first, just a clarification. Solutions is folded into wireless at this point, what's left of it?

Fred Sturm: No, solutions is essentially remains the remaining piece of the software -- the urgent messaging software. So it's going to remain on its own for the time being.

J.D. Abouchar: Okay, so that will be broken out separately.

Rick Vitelle: Yes.

J.D. Abouchar: Okay. And then sort of following up on the comment that you said earlier, I guess that sort of my question is it seems like you're really caught in the middle now between Dish leaning on you for the repair, rework and warranty issues. And the questionability of a lawsuit against your supplier, and then we sort of look at the last couple of years of the satellite dish business where it's been a constant struggle for margin and just pressure on pricing and price erosion on a continuous basis. Is there some point where we look at this and say is the business worth it now that we have wireless at almost 100 million run rate or at least exit some of the marginal lower end dishes and just choose to play at the high end? Or be more selective so we can get the margins up and just stop chasing our tail in the slow margin business?

Fred Sturm: That's a good question, J.D. With respect to the eliminating some of our lower margin products, I think we've been doing that over the past year. And so we've been in the process of doing that. In terms of evaluating what businesses we're in, we do that on an ongoing business and in particular during the strategic planning process we go through that, you know, what types of -- what businesses should we be in? What are attractive markets? And evaluating the businesses that we have. And so we do that on a regular and ongoing basis.

With respect to a sort of a throwing up your arms and walking away from this, I think as a company, first of all, I don't think we could throw up our arms and walk away from it and expect not to have it come crashing down on our head within a month. Because our customer is not going to accept the issues that they've faced out in the field which are much more significant in terms of numbers and potential costs than what we've recorded as our liability. And so, we have an obligation to stand behind our product. We have the financial wherewithal to stand behind our product. We have the technology to solve this problem. We are the people that can execute on it. So we're going to solve the problem, we're going to get back to where we were historically as the market leader in DBS and we're going to stop people from questioning why we're in it.

J.D. Abouchar: Great. Thanks.

Operator: (OPERATOR INSTRUCTIONS) [Joy Mukherjee], State of Wisconsin Investment Board.

Joy Mukherjee: Good afternoon. This is Joy Mukherjee. Maybe it requires a more detailed explanation but in terms of the newer generation of products, would you describe what kind of edge you have over the competition? And I imagine that you must have some, otherwise you probably would not get requalified that soon. And if you do have an edge, how long can that edge last?

Fred Sturm: That's always a good question. We have essentially two other competitors for this product that I think you're referring to, which is our triple feed. And our edge -- we've typically been first in the marketplace with these products and so our typical edge is to be down a cost curve on these products and provide advantage, cost advantage to our customer as well as our responsiveness advantage to our customers. So, not only do we provide them an initial product ahead of our competitors but we start going down the cost curve. So there is a little of that, to answer your question, that we'll lose during this hiatus of working on cost reductions to working on requalification. But we think that we can get that back. And as we work on requalification we're obviously looking at areas we can add additional cost reduction.

Historically, we've competed at this customer and received a bulk of the market share. And that's been basically based on our service levels we believe as well as costs. And so those service levels come as part of the way you treat the customers and the way the employees respond to challenges. We think that we're responding to the challenge. It's been communicated to us from the customer that they want us to be a supplier, a long-term supplier, that they've recognized those things that we've done in the past for them. And that's why they've given us the opportunity to requalify the products. Otherwise they would not even have asked us to requalify; they'd just ask us to solve the problem.

Joy Mukherjee: Sure. Thank you.

Operator: And management, there are no further questions at this time. Please continue.

Fred Sturm: Okay. Well, this will be short. Thank you, everybody, for joining us today and I look forward to speaking with you at the next conference call. Thank you.

Operator: Ladies and gentlemen, this concludes the CalAmp fiscal 2008 first quarter conference call. If you'd like to listen to a replay of today's conference, please dial 1-800-405-2236 or 303-590-3000, entering passcode of 11093600. Once again, if you'd like to listen to a replay of today's call, please dial 1-800-405-2236 or 303-590-3000, entering passcode 11093600. AT&T
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